Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Announces Second Quarter Results and Provides Earnings Projections for Second Half of Fiscal Year

--Second Quarter Sales Increase to Record $309.4 Million--
--Reports Earnings of $0.33 Per Diluted Share--

HOUSTON, TX, August 18, 2005 -- Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the second quarter ended July 30, 2005 increased 10.5% to a record $309.4 million from $279.9 million for the prior year second quarter ended July 31, 2004. The increase was driven by the Company's comparable store sales increase for the quarter of 7.0% and sales from new stores. Net income increased 20.4% during the second quarter, rising to $6.5 million from $5.4 million last year, and diluted earnings per share increased 22.2% to $0.33 from $0.27 in the prior year period.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "This was a quarter filled with significant achievements and important milestones. We achieved record sales for the second quarter, driven by our strong 7.0% comparable store sales increase, as our customers responded positively to our spring and summer merchandise assortments. We enjoyed strong sales performances across a broad range of product categories, with three merchandise categories, namely women's special sizes (+20.9%), accessories (+16.9%) and misses sportswear (+10.8%), achieving double-digit comparable store sales growth for the quarter. Additionally, our comparable store sales performance at our Peebles stores once again exceeded our Company average for the quarter, demonstrating that our initiatives to improve the sales productivity in these stores continue to yield favorable results."

Mr. Scarborough continued, "During the quarter, we announced a 3-for-2 stock split, payable on August 19, 2005, and instituted a new $30 million Stock Repurchase Program. We also had a changing of the guard in our Peebles merchandising organization. In conjunction with the retirement of Ron Palmore, we have promoted two exceptionally talented individuals, John Bower and Wendy Morgan, who will continue to build upon the success of our Peebles merchandising team."

--more--

Stage Stores Announces
Second Quarter Results
Page - 2

Total sales for the six-month period ended July 30, 2005 increased 8.8% to $619.5 million from $569.5 million last year. Comparable store sales increased 5.9% versus an increase of 0.6% for the prior year. The Company noted that last year's comparable store sales results were negatively impacted by a calendar shift in the Texas sales tax holiday weekend, which moved this significant event from the second quarter in 2003 to the third quarter in 2004. Net income for the period was $27.0 million, or $1.36 per diluted share, compared to $23.9 million, or $1.17 per diluted share, for the same period last year. For the six-month period, diluted earnings per share have grown by 16.2%.

Mr. Scarborough concluded, "We are also very pleased with our solid performance during the first half of the year, as our comparable store sales increased 5.9%, and our diluted earnings per share increased 16.2%. Looking ahead, our merchants have done an outstanding job of putting together great merchandise assortments for back-to-school and the upcoming fall season, and we are upbeat about our prospects for the second half of the year."

Store Activity

The Company reported that it opened seven new stores during the second quarter, including one Bealls store, four Stage stores and two Peebles stores. These seven openings brought the total number of stores opened during the first half of the year to seventeen. The Company also reported that it closed one Stage store and one Palais Royal store during the period. The Company further reported that it relocated two stores and remodeled three stores during the quarter. The Company added that it currently anticipates opening twenty-one new stores during the second half of the year, with the majority of the stores opening in the third quarter.

Fiscal 2005 - Third Quarter, Fourth Quarter and Full Year Outlook

Fiscal 2005 - 3rd Quarter:
For the third quarter ending October 29, 2005, the Company currently anticipates reporting revenues in the range of $298 to $304 million, with the expectation of a comparable store sales increase in the low single digits. Net income is currently projected to be in the range of $9.3 to $10.1 million, or earnings of $0.47 to $0.51 per diluted share. This outlook compares to earnings of $8.9 million, or $0.46 per diluted share, for the prior year third quarter. In projecting diluted earnings per share for the fiscal 2005 third quarter, the Company used an estimated diluted share count of 19.9 million shares.

--more--

Stage Stores Announces
Second Quarter Results
Page - 3

Fiscal 2005 - 4th Quarter:
For the fourth quarter ending January 28, 2006, the Company currently anticipates reporting revenues in the range of $409 to $417 million, with the expectation of a comparable store sales increase in the low single digits. Net income is currently projected to be in the range of $19.6 to $20.6 million, or earnings of $0.99 to $1.04 per diluted share. This outlook compares to earnings of $18.6 million, or $0.94 per diluted share, for the prior year fourth quarter. In projecting diluted earnings per share for the fiscal 2005 fourth quarter, the Company used an estimated diluted share count of 19.8 million shares.

Fiscal 2005 - Full Year:
Updating its outlook for the 2005 fiscal year ending January 28, 2006, the Company currently anticipates reporting revenues in the range of $1.327 to $1.341 billion, with the expectation of a comparable store sales increase in the upper low single digits. Net income is currently projected to be in the range of $55.9 to $57.7 million, or earnings of $2.81 to $2.90 per diluted share. This outlook compares to earnings of $51.4 million, or $2.58 per diluted share, for the 2004 fiscal year. In projecting diluted earnings per share for the 2005 fiscal year, the Company used an estimated diluted share count of 19.9 million shares.

In comparing this year's net income forecast to last year's actual results, the Company noted that its 2005 projections include non-recurring costs expected to be incurred in connection with the closure of its Knoxville, Tennessee distribution center, which is anticipated to occur in the fourth quarter, as well as expenses associated with improvements being made to its South Hill, Virginia distribution center and merchandising system. The Company currently estimates that these expenses will total, after tax, approximately $1.5 million, or $0.07 to $0.08 per diluted share, split $0.01 in each of the first three quarters of the year, and $0.04 to $0.05 in the fourth quarter.

3-for-2 Stock Split

The Company stated that its previously announced stock split would be paid tomorrow, August 19, 2005. As such, effective August 22, 2005, the Company's stock price as quoted on Nasdaq will be adjusted for the split, and the Company will begin issuing financial information and earnings guidance on a post-split basis.

--more--

Stage Stores Announces
Second Quarter Results
Page - 4

Conference Call Information

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss the second quarter's results as well as its outlook for the second half of the 2005 fiscal year. All interested parties can listen to a live webcast of the Company's conference call by logging on to the Company's web site at www.stagestores.com and then clicking on Investor Relations, then Webcasts, then the webcast link. A replay of the conference call will be available online at each web site until midnight on Friday, August 26, 2005.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 545 stores located in 30 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's store opening plans for the second half of the 2005 fiscal year, as well as the Company's outlook and expectations for the third quarter of the 2005 fiscal year, the fourth quarter of the 2005 fiscal year and for the entire 2005 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Thirteen Weeks Ended
	July 30, 2005		July 31, 2004
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$309,430	100.0%	$279,872	100.0%
Cost of sales and related buying, occupancy and distribution expenses	226,661	73.3%	207,210	74.0%
Gross profit	82,769	26.7%	72,662	26.0%
Selling, general and administrative expenses	71,047	23.0%	63,359	22.6%
Store pre-opening costs	739	0.2%	155	0.1%
Interest expense	645	0.2%	581	0.2%
Income before income tax	10,338	3.3%	8,567	3.1%
Income tax expense	3,825	1.2%	3,170	1.1%
Net income	$6,513	2.1%	$5,397	1.9%

(1) Percentages may not foot due to rounding.

Basic and diluted earnings per share data:
Basic earnings per share	$0.36		$0.30
Basic weighted average shares outstanding	18,150		18,194

Diluted earnings per share	$0.33		$0.27
Diluted weighted average shares outstanding	19,869		20,016

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Twenty-Six Weeks Ended
	July 30, 2005		July 31, 2004
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$619,490	100.0%	$569,530	100.0%
Cost of sales and related buying, occupancy and distribution expenses	432,559	69.8%	400,404	70.3%
Gross profit	186,931	30.2%	169,126	29.7%
Selling, general and administrative expenses	141,211	22.8%	129,672	22.8%
Store pre-opening costs	1,694	0.3%	496	0.1%
Interest expense, net of interest income of $128 and $13, respectively	1,113	0.2%	1,057	0.2%
Income before income tax	42,913	6.9%	37,901	6.7%
Income tax expense	15,878	2.6%	14,023	2.5%
Net income	$27,035	4.4%	$23,878	4.2%

(1) Percentages may not foot due to rounding.

Basic and diluted earnings per share data:
Basic earnings per share	$1.48		$1.29
Basic weighted average shares outstanding	18,230		18,559

Diluted earnings per share	$1.36		$1.17
Diluted weighted average shares outstanding	19,890		20,381

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par values)
(unaudited)

	July 30, 2005	January 29, 2005
ASSETS
Cash and cash equivalents	$15,649	$40,455
Merchandise inventories, net	323,133	281,588
Current deferred taxes	23,672	24,031
Prepaid expenses and other current assets	26,638	22,278
Total current assets	389,092	368,352

Property, equipment and leasehold improvements, net	230,996	212,179
Goodwill	79,353	79,353
Intangible asset	14,910	14,910
Other non-current assets, net	13,874	12,205
Total assets	$728,225	$686,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$98,271	$74,957
Income taxes payable	2,796	11,024
Current portion of debt obligations	69	130
Accrued expenses and other current liabilities	58,233	57,080
Total current liabilities	159,369	143,191

Debt obligations	5,018	3,048
Deferred taxes	10,323	11,527
Other long-term liabilities	53,683	47,960
Total liabilities	228,393	205,726

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares authorized, 21,642 and 21,405 shares issued, respectively	216	214
Additional paid-in capital	402,951	396,336
Less treasury stock - at cost, 3,458 and 3,083 shares, respectively	(109,921)	(94,828)
Minimum pension liability adjustment	(451)	(451)
Retained earnings	207,037	180,002
Stockholders' equity	499,832	481,273
Total liabilities and stockholders' equity	$728,225	$686,999

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended
	July 30, 2005	July 31, 2004
Cash flows from operating activities:
Net income	$27,035	$23,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,493	17,414
Deferred income taxes	(845)	1,834
Amortization of debt issue costs	223	223
Provision for bad debts	-	311
Deferred stock compensation	347	115
Proceeds from sale of proprietary credit card portfolio, net	-	34,764
Construction allowances received from landlords	6,303	979
Changes in operating assets and liabilities:
Decrease in accounts receivable and retained interest in receivables sold	-	3,537
Increase in merchandise inventories	(41,545)	(27,301)
(Increase) decrease in other assets	(6,323)	4,996
Increase in accounts payable and other liabilities	15,659	2,726
Total adjustments	(6,688)	39,598
Net cash provided by operating activities	20,347	63,476

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(38,239)	(15,251)
Net cash used in investing activities	(38,239)	(15,251)

Cash flows from financing activities:
Proceeds from (payments on):
Revolving credit facility, net	2,000	7,790
Repurchases of common stock	(15,093)	(57,060)
Debt obligations	(91)	(782)
Exercise of stock options	6,270	4,461
Net cash used in financing activities	(6,914)	(45,591)
Net increase (decrease) in cash and cash equivalents	(24,806)	2,634
Cash and cash equivalents:
Beginning of period	40,455	14,733
End of period	$15,649	$17,367
Supplemental disclosures:
Interest paid	$906	$716
Income taxes paid	$22,640	$3,176